PROSPECTUS SUPPLEMENT
July 29, 1998
(To Prospectus dated July 29, 1998)
                                  $50,000,000
                                PSI Energy, Inc.
         6.50% Synthetic Putable Yield Securities (SPYS-SM-*) Due 2026
    The 6.50% Synthetic Putable Yield Securities (SPYS-SM-) Due 2026 (the "Offered Debentures") will mature on August 1, 2026. The Offered Debentures will bear interest at the rate of 6.50% from August 5, 1998 to but excluding August 1, 2005 (the "First Coupon Reset Date"), and will thereafter bear interest at the Applicable Interest Rate (as defined below) in effect from time to time. The First Coupon Reset Date, August 1, 2012 and August 1, 2019 are each referred to herein as a "Coupon Reset Date." If the Company has not theretofore purchased the aggregate principal amount of the Offered Debentures, in whole, the upcoming Coupon Reset Date is referred to at any time herein as the "Applicable Coupon Reset Date." Interest on the Offered Debentures is payable semiannually on February 1 and August 1 of each year, commencing February 1, 1999 (each an "Interest Payment Date").
    The Offered Debentures will be subject to mandatory redemption from the existing holders on the Applicable Coupon Reset Date, through either (i) the exercise of the Call Option (as defined herein) by the Callholder (as defined herein) or (ii) in the event the Callholder does not exercise the Call Option or is not required to or fails to pay the Call Price to the Trustee (as defined herein) when due, the automatic exercise of the Put Option (as defined herein) by the Trustee on behalf of the holders of the Offered Debentures. If DLJ Financial Products Limited, or its assignee, as Callholder (the "Callholder") elects to purchase the Offered Debentures, the Offered Debentures will be acquired by the Callholder from the holders of the Offered Debentures on the Applicable Coupon Reset Date at 100% of the principal amount thereof, with interest accrued and unpaid on the Offered Debentures to such date payable by the Company. See "Certain Terms of the Offered Debentures--Call Option; Put Option." If the Callholder for any reason does not elect to exercise its option to purchase the Offered Debentures on the Applicable Coupon Reset Date, or is not required to pay the Call Price under the limited circumstances described herein, the Company will be required to repurchase the entire principal amount of the Offered Debentures from the holders of the Offered Debentures thereof on the Applicable Coupon Reset Date at 100% of the principal amount thereof plus accrued and unpaid interest to such date payable by the Company (the "Put Option"). See "Certain Terms of the Offered Debentures--Call Option; Put Option." If the Callholder has elected to exercise the Call Option, the interest rate on the Offered Debentures will be reset by the Calculation Agent (as defined herein) effective on the Applicable Coupon Reset Date (for any date, the "Applicable Interest Rate") pursuant to the Coupon Reset Process (as defined herein).
    The Offered Debentures will be represented by a global debenture registered in the name of a nominee of The Depository Trust Company, New York, New York, as Depositary (the "Depositary"), and will be available for purchase in denominations of $1,000 and any integral multiple thereof. Beneficial interests in the Offered Debentures will be shown on, and transfers thereof will be effected through, records maintained by the Depositary and its participants. Except as described in the accompanying Prospectus, Offered Debentures in certificated form will not be issued in exchange for the global debenture. See "Certain Terms of the Offered Debentures" herein.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                 REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------------------
                                                            Underwriting
                                         Price to           Discounts and         Proceeds to
                                        Public (1)         Commissions (2)    Company (1) (3) (4)
-------------------------------------------------------------------------------------------------
Per Debenture.....................        99.694%              0.625%               99.069%
Total.............................      $49,847,000           $312,500            $49,534,500
-------------------------------------------------------------------------------------------------

(1) PLUS ACCRUED INTEREST, IF ANY, FROM AUGUST 5, 1998.
(2) THE COMPANY HAS AGREED TO INDEMNIFY THE UNDERWRITER AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITING" HEREIN.
(3) BEFORE DEDUCTION OF EXPENSES PAYABLE BY THE COMPANY, ESTIMATED AT $150,000.
(4) SEE "UNDERWRITING" HEREIN FOR CONSIDERATION PAID BY THE CALLHOLDER TO THE COMPANY FOR THE CALL OPTION.
*SPYS IS A SERVICE MARK OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION
    The Offered Debentures are offered, subject to prior sale, when, as and if issued by the Company and accepted by the Underwriter, and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriter. It is expected that delivery of the Offered Debentures will be made on or about August 5, 1998 (the "Settlement Date") through the book-entry facilities of The Depository Trust Company against payment therefor in immediately available funds.
                          Donaldson, Lufkin & Jenrette

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE OFFERED DEBENTURES. SPECIFICALLY, THE UNDERWRITER MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR AND PURCHASE THE OFFERED DEBENTURES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                              SUMMARY INFORMATION

    THE FOLLOWING MATERIAL IS QUALIFIED IN ITS ENTIRETY BY THE INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS AND IN THE DOCUMENTS AND INFORMATION INCORPORATED HEREIN BY REFERENCE.

                                  THE COMPANY

Company...........................  PSI Energy, Inc. an Indiana corporation ("PSI" or the
                                    "Company") is a wholly-owned subsidiary of Cinergy
                                      Corp., a registered holding company under the Public
                                      Utility Holding Company Act of 1935.
Business and Service Area.........  PSI is an electric public utility company and is engaged in the production, transmission, distribution, and sale
                                      of electric energy in north central, central and
                                      southern Indiana. It serves an estimated population of
                                      2.1 million people located in 69 of the state's 92
                                      counties including the cities of Bloomington,
                                      Columbus, Kokomo, Lafayette, New Albany, and Terre
                                      Haute.
Electric Generation Fuel..........  96% Coal and 4% Other.

                          SELECTED INCOME INFORMATION

                                                                    12 MONTHS ENDED DECEMBER 31,
                                                        -----------------------------------------------------
                                                          1997       1996       1995       1994       1993
                                                        ---------  ---------  ---------  ---------  ---------
                                        THREE MONTHS
                                      ENDED MARCH 31,
                                            1998
                                      ----------------
                                        (UNAUDITED)                  (THOUSANDS, EXCEPT RATIOS)
Operating Revenues..................    $ 592,125       $1,958,469 $1,331,962 $1,248,035 $1,113,512 $1,092,222
Operating Income....................    $  64,191       $ 210,702  $ 205,762  $ 226,889  $ 152,186  $ 165,214
Allowance for Borrowed and Equity
 Funds Used During Construction.....    $     594       $     767  $   2,324  $   4,385  $  13,585  $  20,327
Net Income..........................    $  43,385       $ 132,205  $ 125,678  $ 145,815  $  82,192  $ 124,898
Preferred Dividend Requirement......        2,208          11,701     12,537     13,180     13,182     12,825
                                         --------       ---------  ---------  ---------  ---------  ---------
Net Income Applicable to Common
 Stock..............................    $  41,177       $ 120,504  $ 113,141  $ 132,635  $  69,010  $ 112,073
                                         --------       ---------  ---------  ---------  ---------  ---------
                                         --------       ---------  ---------  ---------  ---------  ---------
Ratio of Earnings to Fixed
 Charges............................         3.79            3.32       3.25       3.55       2.52       3.52

------------------------------

(a) On July 15, 1998, the Company announced that it would take a charge against income in the second quarter of 1998 of $87 million, before taxes. For additional information, reference is made to the Company's Form 8-K dated July 15, 1998 and incorporated herein by reference.

                                 CAPITALIZATION

                                                                                OUTSTANDING MARCH 31, 1998
                                                                               -----------------------------
                                                                                                  % OF
                                                                                  AMOUNT     CAPITALIZATION
                                                                               ------------  ---------------
                                                                                        (UNAUDITED)
                                                                               (THOUSANDS)
Long-term debt...............................................................   $  926,680           45.2%
Cumulative preferred stock
  Not subject to mandatory redemption........................................       71,973            3.5
Common stock equity..........................................................    1,050,856           51.3
                                                                               ------------         -----
    Total Capitalization.....................................................   $2,049,509          100.0%
                                                                               ------------         -----
                                                                               ------------         -----

                                USE OF PROCEEDS

    The net proceeds after underwriting discounts and commissions and estimated expenses from the sale of the Offered Debentures are expected to be $49,384,500. The Company will use the proceeds to repay a portion of its short-term indebtedness (estimated to be approximately $200 million at the time the proceeds are received) incurred in connection with the retirement on July 23, 1998 of $26,429,000 principal amount of its First Mortgage Bonds, Series S, 7%, and $24,140,000 principal amount of its First Mortgage Bonds, Series Y, 7 5/8%.

                    CERTAIN TERMS OF THE OFFERED DEBENTURES

    The following description of the particular terms of the Offered Debentures supplements the description of the general terms and provisions of the Offered Debentures set forth in the accompanying Prospectus under the caption "Description of Debt Securities."

PRINCIPAL AMOUNT, INTEREST RATE AND INTEREST PAYMENT DATES

    The Offered Debentures will be issued under the Indenture dated as of November 15, 1996 between PSI and The Fifth Third Bank, Trustee, as proposed to be supplemented by a Fourth Supplemental Indenture dated as of August 5, 1998 (as supplemented, the "Indenture").

    The Offered Debentures will be designated as specified on the cover of this Prospectus Supplement and will be limited to a total of $50,000,000 aggregate principal amount.

    The Offered Debentures will bear interest at the rate of 6.50% from August 5, 1998 to but excluding August 1, 2005 (the "First Coupon Reset Date"). The First Coupon Reset Date, August 1, 2012 and August 1, 2019, are each referred to herein as a "Coupon Reset Date." If the Company has not theretofore purchased the aggregate principal amount of the Offered Debentures, in whole, the upcoming Coupon Reset Date at any time is referred to herein as the "Applicable Coupon Reset Date." Interest on the Offered Debentures is payable semiannually on February 1 and August 1 of each year, commencing February 1, 1999 (each an "Interest Payment Date"). Interest will be calculated based on a 360-day year consisting of twelve 30-day months. On each Interest Payment Date, interest shall be payable to the holders in whose name the Offered Debentures are registered on the books of the Trustee on the Business Day immediately preceding the related Interest Payment Date (each a "Record Date"). "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law or regulation to be closed.

    Principal of and interest on the Offered Debentures will initially be payable and the Offered Debentures will be transferable at the corporate trust office of the Trustee in the City of Cincinnati, located at 38 Fountain Square Plaza, Cincinnati, Ohio 45263, provided that payment of interest may be made, at the option of the Company, by checks mailed to the registered holders of the Offered Debentures.

    The Offered Debentures will not be secured and will rank equally with any other indebtedness which is issued under the Indenture and not specifically subordinated to the Offered Debentures.

    If the Callholder (as defined below) elects to purchase the principal amount of Offered Debentures pursuant to its Call Option (as defined below), the Calculation Agent (as defined below) will reset the interest rate effective on the Applicable Coupon Reset Date for the Offered Debentures, pursuant to the Coupon Reset Process described below. In such circumstance, (i) the principal amount of Offered Debentures will be purchased by the Callholder at 100% of the principal amount thereof on the Applicable Coupon Reset Date, on the terms and subject to the conditions described herein (interest accrued to but excluding the Applicable Coupon Reset Date will be paid by the Company on such date to the holders of the Offered Debentures on the most recent Record Date), and (ii) on and after the Applicable Coupon Reset Date, the Offered Debentures will bear interest at the rate determined by the Calculation Agent in accordance with the procedures set forth under "Coupon Reset Process if Offered Debentures are Called" below.

MATURITY DATE

    The Offered Debentures will mature on August 1, 2026 (the "Maturity Date"). On the Applicable Coupon Reset Date, however, holders of the Offered Debentures will be entitled to receive 100% of the principal amount thereof either from (i) the Callholder, if the Callholder purchases the Offered Debentures, in whole but not in part, pursuant to its Call Option or (ii) the Company, by the exercise of the Put Option (as defined below) by the Trustee for and on behalf of the holders of the Offered Debentures, if the Callholder does not purchase the Offered Debentures pursuant to the Call Option. If the Call Option is not exercised or if the Call Option otherwise terminates, the Trustee is required to exercise the Put Option without the consent of, or notice to, the holders of the Offered Debentures. See "Call Option; Put Option" below.

    FOR PERSONS HOLDING THE OFFERED DEBENTURES (OR AN INTEREST THEREIN) ON THE APPLICABLE COUPON RESET DATE, THE EFFECT OF THE OPERATION OF THE CALL OPTION AND PUT OPTION WILL BE THAT SUCH HOLDERS WILL RECEIVE 100% OF THE PRINCIPAL AMOUNT OF SUCH OFFERED DEBENTURES ON THE APPLICABLE COUPON RESET DATE.

CALL OPTION; PUT OPTION

    (I) CALL OPTION. In connection with the original issuance of the Offered Debentures, the "Callholder" will be DLJ Financial Products Limited. As described below, while the Offered Debentures are outstanding, the Callholder, by giving notice to the Trustee (the "Call Notice"), has the right to purchase the aggregate principal amount of Offered Debentures, in whole but not in part (the "Call Option"), on the Applicable Coupon Reset Date, at a price equal to 100% of the principal amount thereof (the "Call Price") (interest accrued to but excluding the Applicable Coupon Reset Date to be paid by the Company on such date to the holders of the Offered Debentures on the most recent Record Date). The Call Notice shall be given to the Trustee, in writing, prior to 4:00 p.m., New York time, no later than fifteen calendar days prior to the Applicable Coupon Reset Date.

    In the event the Callholder exercises its rights under the Call Option, unless terminated in accordance with its terms, then (i) not later than 2:00 p.m., New York time on the Business Day prior to the Applicable Coupon Reset Date, the Callholder shall deliver the Call Price in immediately available funds to the Trustee for payment of the Call Price on the Applicable Coupon Reset Date and (ii) the holders of the Offered Debentures will be required to deliver and will be deemed to have delivered the Offered Debentures to the Callholder against payment therefor on the Applicable Coupon Reset Date through the facilities of the Depositary. The Callholder is not required to exercise the Call Option, and no holder of any Offered Debentures or any interest therein shall have any right or claim against the Callholder as a result of the Callholder's decision whether or not to exercise the Call Option or performance or non-performance of its obligations with respect thereto.

    The Call Option provides for certain circumstances under which the Call Option may be terminated. If the Call Option is terminated, notice of such termination shall be immediately given in writing to the Trustee by the Callholder or the Company, as the case may be. If the Call Option is not exercised or if the Call Option otherwise terminates, the Trustee is required to exercise the Put Option described below.

    (II) PUT OPTION. If the Call Option is not exercised or if the Call Option otherwise terminates, the Trustee is required to exercise the right of the holders of the Offered Debentures to require the Company to purchase the aggregate principal amount of Offered Debentures, in whole but not in part (the "Put Option"), on the Applicable Coupon Reset Date at a price equal to 100% of the principal amount thereof (the "Put Price"), plus accrued but unpaid interest to but excluding such Applicable Coupon Reset Date, in each case, to be paid by the Company to such holders on the Applicable Coupon Reset Date. If the Trustee exercises the Put Option then the Company shall deliver the Put Price in immediately available funds to the Trustee by no later than 12:00 p.m. New York time on the Applicable Coupon Reset Date and the holders of the Offered Debentures will be required to deliver and will be deemed to have delivered the Offered Debentures to the Company against payment therefor on the Applicable Coupon Reset Date through the facilities of the Depositary. By its purchase of Offered Debentures, each holder irrevocably agrees that the Trustee shall exercise the Put Option relating to such Offered Debentures for or on behalf of each holder of such Offered Debentures as provided herein. No holder of any Offered Debentures or of any interest therein has the right to consent or object to the exercise of the Trustee's duties under the Put Option.

    The transactions described above will be executed on the Applicable Coupon Reset Date through the Depositary in accordance with the procedures of the Depositary, and the accounts of participants will be debited and credited and the Offered Debentures delivered by book-entry as necessary to effect the purchases and sales thereof. For further information with respect to transfers and settlement through the Depositary, see "Certain Terms of the Offered Debentures--Global Securities."

NOTICE TO HOLDERS BY TRUSTEE

    In anticipation of the exercise of the Call Option or the Put Option on the Applicable Coupon Reset Date, the Trustee shall notify the holders of the Offered Debentures, not less than 30 days nor more than 60 days prior to the Applicable Coupon Reset Date, that all Offered Debentures shall be delivered on the Applicable Coupon Reset Date through the facilities of the Depositary against payment of the Call Price by the Callholder under the Call Option or payment of the Put Price by the Company under the Put Option.

COUPON RESET PROCESS IF OFFERED DEBENTURES ARE CALLED

    The following discussion describes the steps to be taken in order to determine the interest rate to be paid on the Offered Debentures on and after the Applicable Coupon Reset Date in the event the Call Option has been exercised with respect to the Offered Debentures.

    Under the Offered Debentures and pursuant to a calculation agency agreement, Donaldson, Lufkin & Jenrette Securities Corporation has been appointed the calculation agent for the Offered Debentures in connection with the Call Option (in such capacity as calculation agent, the "Calculation Agent"). If the Callholder has exercised the Call Option as set forth above under "Call Option; Put Option", then the following steps (the "Coupon Reset Process") shall be taken in order to determine the interest rate to be paid on such Offered Debentures from and including the Applicable Coupon Reset Date to but excluding the next succeeding Coupon Reset Date or, if there are no more Coupon Reset Dates after the Applicable Coupon Reset Date, the Maturity Date. The Company and the Calculation Agent shall use reasonable efforts to cause the actions contemplated below to be completed in as timely a manner as possible.

        (a) The Company shall provide the Calculation Agent with (i) a list (the "Dealer List"), no later than five Business Days prior to each Coupon Reset Date (unless the Call Option has been terminated prior to such Coupon Reset
    Date), containing the names and addresses of three dealers, one of which shall be Donaldson, Lufkin & Jenrette Securities Corporation, from which the Company desires the Calculation Agent to obtain the Bids (as defined below) for the purchase of the Offered Debentures and (ii) a copy of any other material reasonably requested by the Calculation Agent to facilitate a successful Coupon Reset Process.

        (b) Within one Business Day following receipt by the Calculation Agent of the Dealer List, the Calculation Agent shall provide to each dealer ("Dealer") on the Dealer List (i) a copy of the Prospectus Supplement dated July 29, 1998 and Prospectus dated July 29, 1998, relating to the offering of the Offered Debentures (collectively, the "Prospectus"), (ii) a copy of the form of Offered Debentures and (iii) a written request that each such dealer submit a Bid to the Calculation Agent no later than 3:00 p.m., New York time, on the third Business Day prior to the Applicable Coupon Reset

    Date (the "Bid Date"). "Bid" shall mean an irrevocable written offer given by a Dealer for the purchase of all of the Offered Debentures, settling on the Applicable Coupon Reset Date, and shall be quoted by such Dealer as a stated yield to maturity on the Offered Debentures ("Yield to Maturity"). Each Dealer shall also be provided with (i) the name of the Company, (ii) an estimate of the Purchase Price (which shall be stated as a US Dollar amount and be calculated by the Calculation Agent in accordance with clause (c) below), (iii) the principal amount and Maturity Date of the Offered Debentures and (iv) the method by which interest will be calculated on the Offered Debentures.

        (c) The purchase price to be paid by any Dealer for the Offered Debentures in connection with the exercise of the Call Option (the "Purchase Price") shall be equal to the sum of (i) the principal amount of the Offered Debentures, and (ii) an amount (the "Offered Debentures Difference") which shall be equal to the difference, if any, of (A) the discounted present value to the Applicable Coupon Reset Date of a debenture with a maturity of seven years from the Applicable Coupon Reset Date which has an interest rate of 5.585%, semiannual interest payments on each February 1st and August 1st, commencing the February 1 following the Applicable Coupon Reset Date, and a principal amount equal to the principal amount of the Offered Debentures, and assuming a discount rate equal to the Treasury Rate minus (B) such principal amount of Offered Debentures. The "Treasury Rate" means the per annum rate equal to the offer side yield to maturity of the linearly interpolated 7-year United States Treasury rate which shall be defined as 60% of the per annum rate of the current on-the-run 5-year United States Treasury security plus 40% of the per annum rate of the current on-the-run 10-year United States Treasury security per Telerate page 500, or any successor page, no later than 3:00 p.m., New York time, on the Bid Date (or such other date and time that may be agreed upon by the Company and the Calculation Agent) or, if such rate does not appear on Telerate page 500, or any successor page, at such time, the rate shall be the 7-year Constant Maturity Treasury rate as defined on Federal Reserve Statistical Release H-15 at 3:00 p.m., New York time, on the Bid Date (or such other date and time that may be agreed upon by the Company and the Calculation Agent).

        (d) The Calculation Agent shall provide written notice to the Company as soon as practicable on the Bid Date, setting forth (i) the names of each of the Dealers from whom the Calculation Agent received Bids on the Bid Date,
    (ii) the Bid submitted by each such Dealer and (iii) the Purchase Price as determined pursuant to paragraph (c) hereof. Except as provided below, the Calculation Agent shall thereafter select from the Bids received the Bid with the lowest Yield to Maturity (the "Selected Bid"); PROVIDED, HOWEVER, that if the Calculation Agent has not received a timely Bid from a Dealer on or before the Bid Date, the Selected Bid shall be the lowest of all Bids received by such time; PROVIDED FURTHER that if any two or more of the lowest Bids submitted are equivalent, the Company shall in its sole discretion select any of such equivalent Bids (and such selected Bid shall be the Selected Bid). The Calculation Agent shall set the Coupon Reset Rate equal to the interest rate which would amortize the Offered Debentures Difference fully over the term of the Offered Debentures at the Yield to Maturity indicated by the Selected Bid (the "Coupon Reset Rate").

        (e) Immediately after calculating the Coupon Reset Rate for the Offered Debentures, the Calculation Agent shall provide written notice to the Company and the Trustee, setting forth such Coupon Reset Rate. At the request of the holders, the Calculation Agent will provide to the holders the Coupon Reset Rate. The Coupon Reset Rate for such Offered Debentures will be effective from and including the Applicable Coupon Reset Date to but excluding the next succeeding Coupon Reset Date or, if there are no more Coupon Reset Dates after the Applicable Coupon Reset Date, the Maturity Date.

        (f) The Callholder shall sell the Offered Debentures to the Dealer that made the Selected Bid at the Purchase Price, such sale to be settled on the Applicable Coupon Reset Date in immediately available funds.

        (g) In the event that the Call Option is terminated in accordance with its terms, the Coupon Reset Process shall also terminate.

    Except as otherwise specified in clause (a) below, the Call Option will automatically and immediately terminate, no payment will be due from the Callholder and the Coupon Reset Process will terminate, if any of the following occurs: (a) at any time prior to the sale of the Offered Debentures on the Bid Date, (i) an Event of Default (as defined in the Indenture) has occurred and is continuing under Sections 501(1), (2), (3), (4) or (7) under the Indenture, (ii) a default, event of default or other similar condition or event (however described) in respect of the Company or any of its subsidiaries has occurred under one or more agreements or instruments relating to indebtedness of the Company or any of its subsidiaries (individually or collectively) in an aggregate amount of not less than $25,000,000, which has resulted in such indebtedness becoming due and payable, under such agreements or instruments, before it would otherwise have been due and payable, or (iii) the Company or any of its subsidiaries has defaulted in making one or more payments on the due date thereof in an aggregate amount of not less than $25,000,000 under such agreements or instruments (after giving effect to any applicable notice requirement or grace period)(in any such event, termination is at Callholder's option) or an Event of Default has occurred and is continuing under Sections 501(5) or (6) under the Indenture (in any such event, termination is automatic),
(b) if following the Call Notice, less than two Dealers have submitted Bids in a timely manner substantially as provided in the Offered Debentures, (c) if, following the Call Notice, the Callholder fails to pay the Call Price by 2:00 p.m., New York time, on the Business Day prior to the Applicable Coupon Reset Date due to the occurrence of a Market Disruption Event (d) if the Company elects to have Section 1302 (Defeasance and Discharge) or Section 1303 (Covenant Defeasance) under the Indenture applied to any of its Securities (as defined in the Indenture) or any series of its Securities or (e) if the Company exercises the Optional Redemption (as defined herein). "Market Disruption Event" shall mean any of the following events, if such events occur or are continuing on any day from, and including, 15 calendar days prior to the upcoming Coupon Reset Date to, and including, the Bid Date in the judgment of the Calculation Agent:
(A) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or the establishment of minimum prices on such exchange; (B) a general moratorium on commercial banking activities declared by either federal or New York State authorities; (C) any material adverse change in the existing financial, political or economic conditions in the United States of America; (D) an outbreak or escalation of major hostilities involving the United States of America or the declaration of a national emergency or war by the United States of America; or (E) any material disruption of the U.S. Treasury securities market, U.S. corporate bond market or U.S. federal wire system; provided, in each case, that in the judgment of the Calculation Agent the effect of the foregoing makes it impractical to conduct the Coupon Reset Process.

    The calculation agency agreement provides that the Calculation Agent for the Offered Debentures may resign at any time as Calculation Agent, such resignation to be effective ten Business Days after the delivery to the Company and the Trustee of notice of such resignation. If the Calculation Agent resigns, the Company shall appoint a successor Calculation Agent for the Offered Debentures.

    The Calculation Agent, in its individual capacity, may buy, sell, hold and deal in the Offered Debentures and may exercise any vote or join in any action which any holder of the Offered Debentures may be entitled to exercise or take as if it were not the Calculation Agent. The Calculation Agent, in its individual capacity, may also engage in any transaction with the Company as if it were not the Calculation Agent.

REDEMPTION

    Subject to the terms of the Indenture, the Company shall have the right to redeem the Offered Debentures, in whole but not in part, from time to time and at any time (such redemption, an "Optional Redemption", and the date thereof, the "Optional Redemption Date") upon not less than 30 days' notice to the holders, at a redemption price equal to the sum of (A) the greater of (i) 100% of the principal amount of the Offered Debentures to be redeemed or (ii) the sum of the present values of the Remaining Scheduled Payments thereon discounted to the Optional Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, less the Applicable Accrued Interest Amount plus (B) the Applicable Accrued Interest Amount.

    "Applicable Accrued Interest Amount" means, at the Optional Redemption Date, the amount of interest accrued and unpaid from the prior interest payment date to the Optional Redemption Date on the Offered Debentures subject to the Optional Redemption determined at the rate per annum shown in the title thereof, computed on the basis of a 360-day year of twelve 30-day months.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Offered Debentures to be redeemed pursuant to the Optional Redemption. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

    "Comparable Treasury Price" means, with respect to the Optional Redemption Date, the average of the Reference Treasury Dealer Quotations for such Optional Redemption Date.

    "Reference Treasury Dealer" means a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"). "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

    "Remaining Scheduled Payments" means, with respect to any Offered Debenture, that amount of interest that is unpaid and would but for the Optional Redemption accrue to but excluding the next scheduled succeeding Coupon Reset Date or, if there are no more Coupon Reset Dates, the Maturity Date plus 100% of the principal amount thereof scheduled to be received on the next scheduled Coupon Reset Date or the Maturity Date, as the case may be.

    "Treasury Rate" means, with respect to the Optional Redemption Date (if any), the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Optional Redemption Date.

    The Offered Debentures will not be subject to any sinking fund.

GLOBAL SECURITIES

    The Offered Debentures will be represented by a Global Debenture or Debentures that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as Depositary (the "Depositary"), and will be available for purchase in denominations of $1,000 or any integral multiple thereof.

    The Depositary has advised the Company and the Underwriter as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary was created to hold securities of its participating organizations ("participants") and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the Underwriter), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants.

    A further description of the Depositary's procedures with respect to the Offered Debentures is set forth under "Description of Debt Securities--Global Debt Securities" in the accompanying Prospectus.

DEFEASANCE

    The Offered Debentures will be subject to defeasance and covenant defeasance as provided under the caption "Description of Debt Securities--Defeasance and Covenant Defeasance" in the accompanying Prospectus.

                     UNITED STATES FEDERAL INCOME TAXATION

    The following is a summary of the principal U.S. federal income tax consequences of ownership and disposition of Offered Debentures to initial holders purchasing Offered Debentures at the "issue price." The "issue price" of an Offered Debenture will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of Offered Debentures is sold for money. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury regulations, revenue rulings, administrative interpretations and judicial decisions, all as currently in effect, any of which are subject to change, possibly on a retroactive basis. Moreover, it deals only with purchasers who hold Offered Debentures as "capital assets" within the meaning of Section 1221 of the Code, and does not purport to deal with persons in special tax situations, such as financial institutions, regulated investment companies, dealers in securities or currencies, persons holding Offered Debentures as a hedge against currency risk or as a position in a "straddle," "conversion" or another integrated transaction for tax purposes, or U.S. Holders (as defined below) whose functional currency is not the U.S. dollar. In addition, this discussion only addresses the U.S. federal income tax consequences of ownership of the Offered Debentures until the First Coupon Reset Date.

    As used herein, the term "U.S. Holder" means a beneficial owner of an Offered Debenture that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or of any political subdivision thereof, or
(iii) an estate or trust whose income is subject to U.S. federal income tax regardless of its source. As used herein, the term "non-U.S. Holder" means a beneficial owner of an Offered Debenture that is, for U.S. federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign estate or trust or (iv) a foreign partnership one or more of the members of which is, for U.S. federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

    Because the Offered Debentures are subject to mandatory delivery to the Callholder or repurchase by the Company on the First Coupon Reset Date, the Company intends to treat the Offered Debentures as maturing on the First Coupon Reset Date for U.S. federal income tax purposes and as being reissued on the First Coupon Reset Date should the Callholder purchase and resell the Offered Debentures. By purchasing the Offered Debentures, a holder agrees (in the absence of an administrative determination or judicial ruling to the contrary) to follow such treatment for U.S. federal income tax purposes. Because no debt instrument closely comparable to the Offered Debentures has been the subject of any Treasury regulation, revenue ruling or judicial decision, the U.S. federal income tax treatment of the Offered Debentures is not certain. No ruling on any of the issues discussed below will be sought from the Internal Revenue Service ("IRS"). Accordingly, significant aspects of the U.S. federal income tax consequences of an investment in the Offered Debentures are uncertain, and no assurance can be given that the IRS or the courts will agree with the characterization described above. PROSPECTIVE PURCHASERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISERS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE OFFERED DEBENTURES (INCLUDING ALTERNATIVE CHARACTERIZATIONS OF THE OFFERED DEBENTURES). EXCEPT WHERE INDICATED TO THE CONTRARY, THE FOLLOWING DISCUSSION ASSUMES THAT THE COMPANY'S TREATMENT OF THE OFFERED DEBENTURES WILL BE RESPECTED FOR U.S. FEDERAL INCOME TAX PURPOSES. PROSPECTIVE PURCHASERS SHOULD ALSO CONSULT THEIR TAX ADVISERS WITH RESPECT TO ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

TREATMENT OF U.S. HOLDERS

    Assuming the characterization of the Offered Debentures set forth above, the following U.S. federal income tax consequences would result with respect to U.S. Holders.

    PAYMENTS OF INTEREST. Interest on an Offered Debenture would generally be taxable as ordinary income for U.S. federal income tax purposes when received or accrued by a U.S. Holder in accordance with its method of accounting. The Company does not anticipate that the initial issuance of the Offered Debentures would result in original issue discount ("OID"), generally defined as the excess of the stated redemption price at the First Coupon Reset Date of an Offered Debenture over its issue price. However, if an Offered Debenture is issued with OID, or is deemed by the IRS to have been issued with OID and such OID is greater than the statutory de minimis amount (generally, 1/4 of one percent of the Offered Debenture's stated redemption price at the First Coupon Reset Date multiplied by the number of complete years to the First Coupon Reset Date from the issue date), the holder of an Offered Debenture will be required to recognize as ordinary income the amount of OID on the Offered Debenture as such discount accrues, in accordance with a constant yield method.

    SALE, EXCHANGE OR REDEMPTION. When an Offered Debenture is sold or redeemed, the U.S. Holder will recognize gain or loss equal to the difference between the amount realized on the sale or redemption (excluding any amount attributable to accrued interest not previously included in income) and the adjusted basis in its Offered Debenture. The adjusted basis of an Offered Debenture generally would equal the U.S. Holder's cost, increased by any OID previously includible in the U.S. Holder's income with respect to the Offered Debenture. Gain or loss on sale or redemption of an Offered Debenture generally would be capital gain or loss.

    Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation depending upon the holding period of such capital assets. The deductibility of capital losses is subject to certain limitations.

ALTERNATIVE CHARACTERIZATION

    There can be no assurance that the IRS will agree with, or that a court will uphold, the Company's treatment of the Offered Debentures as maturing on the First Coupon Reset Date and as thereafter being reissued should the Offered Debentures be purchased by the Callholder and resold, and it is possible that the IRS could assert another characterization. In particular, the IRS could seek to treat the Offered Debentures as maturing on the Maturity Date and possibly also to treat the issue price of the Offered Debentures as including the value of the amount paid by the Callholder for the Call Option. Because of the possible reset pursuant to the Coupon Reset Process, if the Offered Debentures were treated as maturing on the Maturity Date, Treasury regulations relating to contingent payment debt obligations (the "Contingent Payment Debt Regulations") would apply. In such case, the timing and character of income on the Offered Debentures would be significantly affected. Among other things, U.S. Holders, regardless of their usual method of tax accounting, would be required to accrue income annually as OID, subject to the adjustments described below, at a "comparable yield" on the adjusted issue price, which could be higher than the actual cash payments received on the Offered Debentures in a taxable year. In this regard, the Contingent Payment Debt Regulations require that a projected payment schedule be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected payments. Furthermore, any gain realized with respect to the Offered Debentures would generally be treated as ordinary income, and any loss realized would generally be treated as ordinary loss to the extent of the U.S. Holder's ordinary income inclusions with respect to the Offered Debentures. Any remaining loss generally would be treated as capital loss. In addition, upon the sale of an Offered Debenture (other than through exercise of the Call Option), the IRS could take the position that the gain or loss with respect to the Call Option and the gain or loss with respect to the debt obligation must be separately determined, in which case any deemed loss with respect to the Call Option would be treated as capital loss, and a corresponding amount of additional ordinary income would need to be recognized by the U.S. Holder with respect to the sale of the debt obligation. The ability to use capital losses to offset ordinary income in determining taxable income is generally limited. The Company does not intend to treat the transaction as described in this paragraph and, therefore, will not provide the holders of Offered Debentures with a projected payment schedule for purposes of determining income under the Contingent Payment Debt Regulations.

    Prospective purchasers are strongly urged to consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Offered Debentures.

TREATMENT OF NON-U.S. HOLDERS

    A non-U.S. Holder will not be subject to U.S. federal income or withholding tax on payments of principal, premium (if any) or interest (including OID and accruals under the Contingent Payment Debt Regulations, if any) on an Offered Debenture, unless such non-U.S. Holder owns actually or constructively 10% or more of the total combined voting power of the Company or is a controlled foreign corporation related to the Company through stock ownership. Sections 871(h) and 881(c) of the Code, and applicable Treasury regulations, require that, in order to obtain the exemption from withholding tax described above, either the beneficial owner of an Offered Debenture, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that is holding an Offered Debenture on behalf of such beneficial owner, file a statement with the withholding agent to the effect that the beneficial owner of the Offered Debenture is not a U.S. person. In general, such requirement will be fulfilled if the beneficial owner of an Offered Debenture certifies on IRS Form W-8, under penalties of perjury, that it is not a U.S. person and provides its name and address, and any Financial Institution holding an Offered Debenture on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such statement from the Holder (and furnishes the withholding agent with a copy thereof).

    Generally, a non-U.S. Holder will not be subject to U.S. federal income tax on any amount which constitutes gain upon retirement or disposition of an Offered Debenture, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax adviser in this regard.

    If a non-U.S. Holder of an Offered Debenture is engaged in a trade or business in the United States, and if interest (including OID, if any) or gain on the Offered Debenture is effectively connected with the conduct of such trade or business, the non-U.S. Holder, although exempt from the withholding tax discussed above, will generally be subject to regular U.S. income tax on interest and on any gain realized on the sale, exchange or other disposition of an Offered Debenture in the same manner as if it were a U.S. Holder. In lieu of the statement described above, such Holder will be required to provide to the Company a properly executed Form 4224 (or successor form) in order to claim an exemption from withholding tax. In addition, if such non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on and any gain recognized on the sale, exchange or other disposition of an Offered Debenture will be included in the effectively connected earnings and profits of such non-U.S. Holder if such interest or gain, as the case may be, is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    A holder may be subject to backup withholding at the rate of 31% of the interest and other "reportable payments" (including, under certain circumstances, principal payments and sales proceeds) paid with respect to the Offered Debenture if, in general, the holder fails to comply with certain certification procedures and is not an exempt recipient under applicable provisions of the Code.

    On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are urged to consult their own tax advisers regarding the New Regulations.

                                  UNDERWRITING

    Under the terms of and subject to the conditions contained in an Underwriting Agreement dated July 29, 1998, Donaldson, Lufkin & Jenrette Securities Corporation (the "Underwriter") has agreed to purchase, and the Company has agreed to sell to the Underwriter, $50,000,000 principal amount of the Offered Debentures.

    In addition, in consideration for the assignment of the Call Option, as described above, the Callholder will pay to the Company, on the Settlement Date, an amount equal to 3.17% of the principal amount of the Offered Debentures.

    The Underwriting Agreement provides that the obligation of the Underwriter to pay for and accept delivery of the Offered Debentures is subject to the approval of certain legal matters by its counsel and to certain other conditions. The Underwriter is committed to take and pay for all of the Offered Debentures if any are taken.

    The Underwriter initially proposes to offer part of the Offered Debentures directly to the public at the public offering price set forth on the cover page hereof and part to dealers at a price which represents a concession of .375% of the principal amount under the public offering price, and the Underwriter may allow, and such dealers may reallow, a concession not in excess of .300% of the principal amount to certain other dealers. After the initial offering of the Offered Debentures, the offering price and other selling terms may, from time to time, be varied by the Underwriter.

    The Company does not intend to apply for listing of the Offered Debentures on a national securities exchange, but has been advised by the Underwriter that it presently intends to make a market in the Offered Debentures as permitted by applicable laws and regulations. The Underwriter is not obligated, however, to make a market in the Offered Debentures and any such market-making may be discontinued at any time by the Underwriter at its sole discretion. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the Offered Debentures.

    In connection with the offering of the Offered Debentures, the Underwriter may engage in overallotment, stabilizing transactions and short covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the Underwriter. Stabilizing transactions involve bids to purchase the Offered Debentures in the open market for the purpose of pegging, fixing or maintaining the price of the Offered Debentures. Short covering transactions involve purchases of the Offered Debentures in the open market after the distribution has been completed in order to cover short positions. Such stabilizing transactions and short covering transactions may cause the price of the Offered Debentures to be higher than it would otherwise be in the absence of such transactions. Such activities, if commenced, may be discontinued at any time.

    The Underwriter and certain affiliates thereof engage in transactions with and perform services for the Company and its affiliates in the ordinary course of business.

    The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

PROSPECTUS

                                PSI ENERGY, INC.
                                DEBT SECURITIES

                               -----------------

 PSI ENERGY, INC. ("PSI") INTENDS FROM TIME TO TIME TO ISSUE UP TO $250,000,000 AGGREGATE PRINCIPAL AMOUNT OF UNSECURED DEBT SECURITIES ("DEBT SECURITIES") IN
  ONE OR MORE SERIES ON TERMS TO BE DETERMINED AT THE TIME OR TIMES OF SALE.
    FOR EACH ISSUE OF THE DEBT SECURITIES FOR WHICH THIS PROSPECTUS IS BEING DELIVERED ("OFFERED SECURITIES") THERE WILL BE AN ACCOMPANYING PROSPECTUS
    SUPPLEMENT ("PROSPECTUS SUPPLEMENT") THAT SETS FORTH, WITHOUT LIMITATION
       AND TO THE EXTENT APPLICABLE, THE SPECIFIC DESIGNATION, AGGREGATE PRINCIPAL AMOUNT, DENOMINATION, MATURITY, PREMIUM, IF ANY, RATE OF INTEREST (WHICH MAY BE FIXED OR VARIABLE) OR METHOD OF CALCULATION
      THEREOF, TIME OF PAYMENT OF INTEREST, ANY TERMS FOR REDEMPTION, ANY
       SINKING FUND PROVISIONS, ANY SUBORDINATION PROVISIONS, THE INITIAL
      PUBLIC OFFERING PRICE, THE NAMES OF ANY UNDERWRITERS OR AGENTS, THE
      PRINCIPAL AMOUNTS, IF ANY, TO BE PURCHASED BY THE UNDERWRITERS, THE COMPENSATION OF SUCH UNDERWRITERS OR AGENTS, AND ANY OTHER SPECIAL
                        TERMS OF THE OFFERED SECURITIES.

                              -------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

    PSI MAY SELL THE DEBT SECURITIES THROUGH UNDERWRITERS, DEALERS OR AGENTS, OR DIRECTLY TO ONE OR A LIMITED NUMBER OF PURCHASERS. THE PROSPECTUS SUPPLEMENT WILL SET FORTH THE NAMES OF UNDERWRITERS, DEALERS OR AGENTS, IF ANY, ANY APPLICABLE COMMISSIONS OR DISCOUNTS AND THE NET PROCEEDS TO PSI FROM THE SALE OF THE OFFERED SECURITIES.

JULY 29, 1998

                             AVAILABLE INFORMATION

    PSI IS SUBJECT TO THE INFORMATIONAL REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934 (THE "EXCHANGE ACT") AND ACCORDINGLY FILES REPORTS AND OTHER INFORMATION WITH THE SECURITIES AND EXCHANGE COMMISSION ("COMMISSION"). INFORMATION CONCERNING DIRECTORS AND OFFICERS, THEIR REMUNERATION, AND ANY MATERIAL INTEREST OF SUCH PERSONS IN TRANSACTIONS WITH PSI, AS OF PARTICULAR DATES, IS DISCLOSED IN PSI'S ANNUAL REPORT ON FORM 10-K FILED WITH THE COMMISSION. SUCH REPORTS AND OTHER INFORMATION CAN BE INSPECTED AND COPIED AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE COMMISSION AT ROOM 1024, 450 FIFTH STREET, N.W., WASHINGTON, D.C.; SUITE 1400, 500 WEST MADISON STREET, CHICAGO, ILLINOIS; AND SUITE 1300, SEVEN WORLD TRADE CENTER, NEW YORK, N.Y. COPIES OF SUCH MATERIAL CAN ALSO BE OBTAINED FROM THE PUBLIC REFERENCE SECTION OF THE COMMISSION AT ITS PRINCIPAL OFFICE AT 450 FIFTH STREET, N.W., WASHINGTON, D.C. 20549, AT PRESCRIBED RATES, OR FROM THE COMMISSION'S INTERNET WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, SUCH MATERIAL CAN ALSO BE INSPECTED AT THE OFFICE OF THE NEW YORK STOCK EXCHANGE.

    PSI'S PRINCIPAL EXECUTIVE OFFICE IS LOCATED AT 1000 EAST MAIN STREET, PLAINFIELD, INDIANA 46168 (TELEPHONE 317-839-9611).
                              -------------------

    NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PSI OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              -------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    There is hereby incorporated in this Prospectus by reference the following documents heretofore filed with the Securities and Exchange Commission:

        1. PSI's Annual Report on Form 10-K for the year ended December 31, 1997 filed pursuant to the Exchange Act.

        2. PSI's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 filed pursuant to the Exchange Act.

        3. PSI's Current Report on Form 8-K dated July 15, 1998 filed pursuant to the Exchange Act.

    All documents filed by PSI pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein or in the Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    PSI HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO MR. WILLIAM L. SHEAFER, VICE PRESIDENT AND TREASURER, PSI ENERGY, INC., 139 EAST FOURTH STREET, CINCINNATI, OHIO 45202 (TELEPHONE 513-421-9500).

                                  THE COMPANY

    PSI (incorporated in Indiana) is a wholly-owned subsidiary of Cinergy Corp. ("Cinergy"), a registered holding company under the Public Utility Holding Company Act of 1935. PSI is an electric public utility company and is engaged in the production, transmission, distribution, and sale of electric energy in north central, central and southern Indiana. It serves an estimated population of 2.1 million people located in 69 of the state's 92 counties including the cities of Bloomington, Columbus, Kokomo, Lafayette, New Albany, and Terre Haute.

                                USE OF PROCEEDS

    Except as otherwise described in the Prospectus Supplement, the net proceeds of the Offered Securities will be applied primarily to the redemption, repurchase, repayment, or retirement of outstanding indebtedness and preferred stock.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges for each of the years ended December 31, 1993 through 1997 and the three months ended March 31, 1998 were 3.52, 2.52, 3.55, 3.25, 3.32 and 3.79, respectively.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

    The Debt Securities may be issued in one or more new series under an Indenture between the Company and The Fifth Third Bank, as Trustee (the "Trustee"). The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Indenture and the Debt Securities, the forms of which are filed as exhibits to the registration statement of which this Prospectus forms a part. Whenever particular provisions or defined terms in such documents are referred to herein or in a Prospectus Supplement, such provisions or terms are incorporated by reference herein or therein, as the case may be.

    The Debt Securities will be unsecured obligations of the Company.

    Reference is made to the Prospectus Supplement relating to any particular issue of Offered Securities for the following terms, among others: (1) the title of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities or the series of which they are a part; (3) the date or dates on which the principal of any of such Debt Securities will be payable; (4) the rate or rates at which any of such Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable and the Regular Record Date for any such interest payable on any Interest Payment Date; (5) the right, if any, to extend interest payment periods and the duration of such extension; (6) the place or places where the principal of and any premium and interest on any of such Debt Securities will be payable; (7) the period or periods within which, the price or prices at which and the terms and conditions on which any of such Debt Securities may be redeemed, in whole or in part, at the option of the Company; (8) the obligation, if any, of the Company to redeem or purchase any of such Debt Securities pursuant to any sinking fund or analogous provision or at the option of the Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions on which any of such Debt Securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation; (9) the denominations in which any of such Debt Securities will be issuable; (10) if the amount of principal of or any premium or interest on any of such Debt Securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined; (11) if applicable, that such Debt Securities, in whole or any specified part, are defeasible pursuant to the provisions of the Indenture described under "Defeasance and Covenant Defeasance"; (12) whether any of such Debt Securities will be issuable in whole or in part in the form of one or more

Global Debt Securities and, if so, the respective Depositaries for such Global Debt Securities, the form of any legend or legends to be borne by any such Global Debt Security in addition to or in lieu of the legend referred to under "Form, Exchange and Transfer--Global Debt Securities" and, if different from those described under such caption, any circumstances under which any such Global Debt Security may be exchanged in whole or in part for Debt Securities registered, and any transfer of such Global Debt Security in whole or in part may be registered, in the names of Persons other than the Depositary for such Global Debt Security or its nominee; (13) any addition to or change in the Events of Default applicable to any of such Debt Securities and any change in the right of the Trustee or the Holders to declare the principal amount of any of such Debt Securities due and payable; (14) any addition to or change in the covenants in the Indenture; (15) the applicability of or any change in the subordination provisions of the Indenture for a series of Debt Securities; and
(16) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture. (Section 301).

    Except as otherwise described in the Prospectus Supplement, the covenants contained in the Indenture would not afford holders of Debt Securities protection in the event of a highly-leveraged transaction involving the Company.

SUBORDINATION OF CERTAIN DEBT SECURITIES

    The Indenture provides that, pursuant to a supplemental indenture or a Board Resolution, one or more series of Debt Securities (the "Junior Subordinated Securities") may be subordinate and subject in right of payment to the prior payment in full of all Senior Debt of the Company, whether outstanding as of the date of the Indenture or thereafter incurred. (Section 1401).

    With respect to any Junior Subordinated Securities, no payment of principal of (including redemption and sinking fund payments), premium, if any, or interest on, the Junior Subordinated Securities may be made if any Senior Debt is not paid when due, any applicable grace period with respect to such default has ended and such default has not been cured or waived, or if the maturity of any Senior Debt has been accelerated because of a default. (Section 1402). Upon any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all Senior Debt must be paid in full before the holders of the Junior Subordinated Securities are entitled to receive or retain any payment. (Section 1403). The rights of the holders of the Junior Subordinated Securities will be subrogated to the rights of the holders of Senior Debt to receive payments or distributions applicable to Senior Debt. (Section 1404).

    The term "Senior Debt" shall mean the principal of, premium, if any, interest on and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the Indenture or thereafter incurred, created or assumed:

        (a) all indebtedness of the Company evidenced by notes, debentures, bonds, or other securities sold by the Company for money, excluding Junior Subordinated Securities, but including all first mortgage bonds of the Company outstanding from time to time;

        (b) all indebtedness of others of the kinds described in the preceding clause (a) assumed by or guaranteed in any manner by the Company; and

        (c) all renewals, extensions, or refundings of indebtedness of the kinds described in any of the preceding clauses (a) and (b);

unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with the Junior Subordinated Securities. (Section 101).

    The Indenture does not limit the aggregate amount of Senior Debt that the Company may issue. As of March 31, 1998, outstanding Senior Debt of the Company aggregated approximately $1.13 billion.

FORM, EXCHANGE, AND TRANSFER

    The Debt Securities of each series will be issuable only in fully registered form without coupons. (Section 302).

    At the option of the Holder, subject to the terms of the Indenture and the limitations applicable to Global Debt Securities, Debt Securities of any series will be exchangeable for other Debt Securities of the same series, of any authorized denomination and of like tenor and aggregate principal amount. (Section 305).

    Subject to the terms of the Indenture and the limitations applicable to Global Debt Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Trustee as Security Registrar. Any transfer agent (in addition to the Security Registrar) initially designated by the Company for any Debt Securities will be named in the applicable Prospectus Supplement. (Section 305). The Company may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series. (Section 1002).

    If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed in part, the Company will not be required to (i) issue, register the transfer of, or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part. (Section 305).

GLOBAL DEBT SECURITIES

    Some or all of the Debt Securities of any series may be issued as Global Debt Securities. Each Global Debt Security will be registered in the name of a Depositary or a nominee thereof identified in the applicable Prospectus Supplement, will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Indenture.

    Notwithstanding any provision of the Indenture or any Debt Security described herein, no Global Debt Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Debt Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Debt Security or any nominee of such Depositary unless (i) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Debt Security or has ceased to be qualified to act as such as required by the Indenture, (ii) there shall have occurred and be continuing an Event of Default with respect to such Global Debt Security or (iii) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable Prospectus Supplement. All securities issued in exchange for a Global Debt Security or any portion thereof will be registered in such names as the Depositary may direct. (Sections 204 and 305).

    As long as the Depositary, or its nominee, is the registered Holder of a Global Debt Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Debt Security for all purposes under the Debt Securities and the Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Debt Security will not be entitled to have such Global Debt Security or any portion thereof registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange therefor and will not be considered to be the owners or Holders of such Global Debt Security or any portion thereof for any purpose under the Debt Securities or the Indenture. All payments of principal of and any premium and interest on a Global Debt Security will be made to the Depositary or its nominee, as the case may be, as the Holder thereof. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Debt Security.

    Ownership of beneficial interests in a Global Debt Security will be limited to institutions that have accounts with the Depositary or its nominee ("participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Debt Security, the Depositary will credit, on its book-entry registration and transfer system, the respective portion of the principal amounts of the Global Debt Security to the accounts of its participants. Ownership of beneficial interests in a Global Debt Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges, and other matters relating to beneficial interests in a Global Debt Security are subject to various policies and procedures adopted by the Depositary from time to time. None of the Company, the Trustee or any agent of the Company or the Trustee will have any responsibility or liability for any aspect of the Depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Debt Security, or for maintaining, supervising, or reviewing any records relating to such beneficial interests.

    Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a Global Debt Security, in some cases, will trade in the Depositary's same-day funds settlement system in which secondary market trading activity in those beneficial interests are required by the Depositary to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a Global Debt Security upon the original issuance thereof may be required to be made in immediately available funds.

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest. (Section 307).

    Unless otherwise indicated in the applicable Prospectus Supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as the Company may designate for such purpose from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable Prospectus Supplement, the corporate trust office of the Trustee in the City of Cincinnati will be designated as the Company's sole Paying Agent for payments with respect to Debt Securities of each series. Any other Paying Agents initially designated by the Company for the Debt Securities of a particular series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series. (Section 1002).

    All moneys paid by the Company to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of 18 months after such principal, premium or interest has become due and payable will be repaid to the Company, and the Holder of such Debt Security thereafter may look only to the Company for payment thereof. (Section 1003).

CONSOLIDATION, MERGER, AND SALE OF ASSETS

    The Indenture does not contain any covenant that restricts the Company's ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of its assets to any person, firm or corporation or otherwise engage in restructuring transactions, provided that the successor corporation assumes due and punctual payment of principal or premium, if any, and interest on the Debt Securities. (Section 801).

EVENTS OF DEFAULT

    Each of the following will constitute an Event of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of or any premium on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Securities of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series other than that series), continued for 90 days after written notice has been given by the Trustee, or the Holders of at least 35% in principal amount of the Outstanding Debt Securities of that series, as provided in the Indenture; and (e) certain events of bankruptcy, insolvency or reorganization. (Section 501).

    If an Event of Default (other than an Event of Default described in clause
(e) above) with respect to the Debt Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 35% in aggregate principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series to be due and payable immediately. If an Event of Default described in clause (e) above with respect to the Debt Securities of any series at the time Outstanding shall occur, the principal amount of all the Debt Securities of that series will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. (Section 502). For information as to waiver of defaults, see "Modification and Waiver."

    Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonably satisfactory indemnity. (Section
603). Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512).

    No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series, (ii) the Holders of at least 35% in aggregate principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or

Holders have offered reasonably satisfactory indemnity, to the Trustee to institute such proceeding as trustee and (iii) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507). However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security. (Section 508).

    The Company will be required to furnish to the Trustee annually a statement by certain of its officers as to whether or not the Company, to their knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults. (Section 1004).

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, (b) reduce the principal amount of, or any premium or interest on, any Debt Security, (c) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof, (d) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security, (e) affect the applicability of the subordination provisions to any Debt Security, (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security,
(g) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture, reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or modify such provisions with respect to modification and waiver. (Section 902).

    The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of any series may waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 1007). The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the Indenture, except a default in the payment of principal, premium, or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 513).

    Except in certain limited circumstances, the Company will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver, or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Debt Securities of that series on the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other shorter period as may be specified by the Company (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time. (Section 104).

DEFEASANCE AND COVENANT DEFEASANCE

    If and to the extent indicated in the applicable Prospectus Supplement, the Company may elect, at its option at any time, to have the provisions of Section 1302, relating to defeasance and discharge of indebtedness, or Section 1303, relating to defeasance of certain restrictive covenants in the Indenture, applied to the Debt Securities or to the Debt Securities of any series. (Section
1301).

    DEFEASANCE AND DISCHARGE. The Indenture provides that, upon the Company's exercise of its option (if any) to have Section 1302 applied to any Debt Securities, the Company will be discharged from all its obligations with respect to such Debt Securities (except for certain obligations to exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance, and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Sections 1302 and 1304).

    DEFEASANCE OF CERTAIN COVENANTS. The Indenture provides that, upon the Company's exercise of its option (if any) to have Section 1303 applied to any Debt Securities, the Company may omit to comply with certain restrictive covenants that may be described in the applicable Prospectus Supplement, and the occurrence of certain Events of Default, which are described above in clause (d) (with respect to such restrictive covenants) under "Events of Default" and any that may be described in the applicable Prospectus Supplement, will be deemed not to be or result in an Event of Default, in each case with respect to such Debt Securities. The Company, in order to exercise such option, will be required to deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. The Company will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event the Company exercised this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, the Company would remain liable for such payments. (Sections 1303 and 1304).

TITLE

    The Company, the Trustee, and any agent of the Company or the Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner thereof (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes. (Section 308).

GOVERNING LAW

    The Indenture and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York. (Section 112).

CONCERNING THE TRUSTEE

    The Fifth Third Bank is the Trustee under the Indenture. The Fifth Third Bank also acts as the Trustee for certain unsecured debt securities of The Cincinnati Gas & Electric Company (CG&E) and CG&E's wholly-owned subsidiary, The Union Light Heat and Power Company, both affiliates of PSI, acts as the Trustee for certain pollution control revenue bonds of PSI and CG&E, and acts as registrar for the common stock of Cinergy and for the preferred stock of PSI and CG&E. The Fifth Third Bank makes loans to, acts as depositary for, and, in the normal course of business, also performs other services for PSI and CG&E.

                              PLAN OF DISTRIBUTION

    PSI may sell the Debt Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement with respect to the Offered Securities sets forth the terms of the offering of the Offered Securities, including the name or names of any underwriters, dealers or agents, the purchase price of such Offered Securities and the proceeds to PSI from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters with respect to a particular Underwritten Offering of Offered Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. In connection with the sale of Offered Securities, the underwriters may receive compensation from PSI or from purchasers in the form of discounts, concessions or commissions. The underwriters will be, and any dealers participating in the distribution of the Offered Securities may be, deemed to be underwriters within the meaning of the Securities Act of 1933. PSI has agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933. The underwriting agreement pursuant to which any Offered Securities are to be sold will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the Offered Securities if any are purchased.

    Offered Securities may be sold directly by PSI or through agents designated by PSI from time to time. The Prospectus Supplement sets forth the name of any agent involved in the offer or sale of the Offered Securities in respect of which the Prospectus Supplement is delivered as well as any commissions payable by PSI to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    If so indicated in the Prospectus Supplement, PSI will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Offered Securities from PSI at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

                                    EXPERTS

    The consolidated balance sheets of PSI as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in common stock equity and cash flows for each of the three years in the period ended December 31, 1997, included in PSI's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                 LEGAL OPINIONS

    The legality of the Debt Securities will be passed upon for PSI by Taft, Stettinius & Hollister LLP, Star Bank Center, Cincinnati, Ohio 45202, and for the Underwriters by Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, who may rely as to matters of Indiana law on the opinion of Taft, Stettinius & Hollister LLP.